Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
1 (408) 853-9848	1 (408) 424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $12.2 billion (increase of 5% year over year)

•	Q3 Earnings per Share: $0.46 GAAP; $0.51 non-GAAP

SAN JOSE, Calif. — May 15, 2013 — Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended April 27, 2013. Cisco reported third quarter net sales of $12.2 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.5 billion or $0.46 per share, and non-GAAP net income of $2.7 billion or $0.51 per share.

“Cisco is executing at a very high level in a slow, but steady economic environment. We are especially pleased with our ninth consecutive record revenue quarter. We are starting to see some good signs in the US and other parts of the world which are encouraging,” stated Cisco Chairman and CEO John Chambers. “We have the right products, the right solutions and our customers are coming to us to solve their biggest business problems. The pace of change is increasing and Cisco is well positioned.”

Chambers continued, “We have always believed that the Internet will revolutionize the way we work, live, play, and learn. This has never been truer than it is today, with cloud, mobility and video all coming together to deliver the Internet of Everything and unprecedented new opportunities for businesses and consumers. We’re excited about the future.”

GAAP Results

	Q3 2013		Q3 2012		Vs. Q3 2012
Net Sales	$12.2	billion	$11.6	billion	5.4%
Net Income	$2.5	billion	$2.2	billion	14.5%
Earnings per Share	$0.46		$0.40		15.0%

Non-GAAP Results

	Q3 2013		Q3 2012		Vs. Q3 2012
Net Income	$2.7	billion	$2.6	billion	4.7%
Earnings per Share	$0.51		$0.48		6.3%

Net sales for the first nine months of fiscal 2013 were $36.2 billion, compared with $34.4 billion for the first nine months of fiscal 2012. Net income for the first nine months of fiscal 2013, on a GAAP basis, was $7.7 billion or $1.44 per share, compared with $6.1 billion or $1.13 per share for the first nine months of fiscal 2012. Non-GAAP net income for the first nine months of fiscal 2013 was $8.0 billion or $1.50 per share, compared with $7.5 billion or $1.38 per share for the first nine months of fiscal 2012.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss third quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cash and Cash Equivalents and Investments

•

Cash flows from operations were $3.1 billion for the third quarter of fiscal 2013, compared with $3.3 billion for the second quarter of fiscal 2013, and compared with $3.0 billion for the third quarter of fiscal 2012.

•

Cash and cash equivalents and investments were $47.4 billion at the end of the third quarter of fiscal 2013, compared with $46.4 billion at the end of the second quarter of fiscal 2013, and compared with $48.7 billion at the end of fiscal 2012.

Dividends and Stock Repurchase Program

During the third quarter of fiscal 2013:

•	The combination of cash used for dividends and common stock repurchases under the stock repurchase program totaled approximately $1.8 billion.

•	Cisco paid a cash dividend of $0.17 per common share, or $905 million.

•

Cisco repurchased approximately 41 million shares of common stock under the stock repurchase program at an average price of $20.85 per share for an aggregate purchase price of $860 million. As of April 27, 2013, Cisco had repurchased and retired 3.8 billion shares of Cisco common stock at an average price of $20.35 per share for an aggregate purchase price of approximately $77.7 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $4.3 billion with no termination date.

“We executed as we said we would, achieving our revenue and profitability objectives,” stated Frank Calderoni, executive vice president and chief financial officer. “We are moving the business forward by executing on our strategy of driving long-term value to our shareholders.”

Select Global Business Highlights

•

Cisco completed the acquisition of privately held Intucell, Ltd., a provider of advanced self-optimizing network (SON) software solutions that enable mobile carriers to plan, configure, manage, optimize, and heal cellular networks automatically, according to changing network demands.

•

Cisco announced and completed the acquisition of Cognitive Security, a privately-held company headquartered in Prague, Czech Republic. Cognitive Security’s solution integrates a range of sophisticated software technologies to identify and analyze key IT security threats through advanced behavioral analysis of real-time data.

•

Cisco announced its intent to acquire SolveDirect, a privately held company headquartered in Vienna, Austria that provides innovative, cloud-delivered services management integration software and services.

•

Cisco announced its intent to acquire privately held Ubiquisys, a leading provider of intelligent 3G and long-term evolution (LTE) small-cell technologies that provide seamless connectivity across mobile heterogeneous networks for service providers.

Cisco Innovation

•

Cisco unveiled its new IP Interoperability and Collaboration System (IPICS) solution, a new set of multivendor, interoperable communications capabilities for operations and dispatch centers across government and enterprise industries.

•

Cisco announced its Cisco Integrated Services Router with Application Experience (ISR-AX), which converges routing, security technologies and a comprehensive suite of application-level services into a single-box solution designed to deliver the essential services needed at branch offices.

•

Cisco introduced its next-generation 100 Gigabit CMOS-based transceiver, Cisco CPAK™, the industry’s most compact and power-efficient 100 Gps transceiver technology, designed to reduce space and power requirements by more than 70 percent compared with alternative transceiver form factors, such as CFP.

•

Cisco introduced product innovations for data center and cloud environments including the following: highest-density 40-gigabit Layer 2/3 fixed switch; simplest hybrid cloud solution; and expansion of the Cisco® Open Network Environment with the most extensible controller.

•	Cisco announced new Cisco Unified Access™ solutions that simplify network design by converging wired and wireless networks.

Select Customer Announcements

•

Vodafone Netherlands, the second largest telecom service provider in the Netherlands, deployed the Broadband Network Gateway (BNG) Service Manager - enabling it to increase scalability and service velocity for its enterprise customers.

•

Cisco announced that MetroPCS Communications began a commercial launch of its Cisco Carrier-Grade Internet Protocol Version 6 Solution as a first step in the transition of its mobile Internet network to Internet Protocol version 6 (IPv6).

•

Cisco announced that GET, a leading cable operator in Norway, selected the Cisco Videoscape™ Unity video services delivery platform to transform its TV service and enable the deployment of next-generation entertainment experiences, including personalized and synchronized TV across multiple devices.

•

Cisco announced that SFR, a leading mobile telecommunications provider in France, selected Cisco to expand and enhance its mobile Internet network in order to accelerate the deployment of advanced 4G LTE services to its customers.

•

Cisco announced that Turkcell, the leading communications and technology company in Turkey with more than 35 million subscribers, has deployed the Cisco ASR 5000 Series as the foundation for its advanced mobile Internet network.

Editor’s Note:

•

Q3 FY2013 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, May 15, 2013 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, May 15, 2013 to 4:00 p.m. Pacific Time, May 22, 2013 at 1-866-502-6119 (United States) or 1-203-369-1860 (international). The replay will also be available via webcast from May 15, 2013 through July 20, 2013 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 15, 2013. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in IT that helps companies seize the opportunities of tomorrow by proving that amazing things can happen when you connect the previously unconnected. For ongoing news, please go to http://thenetwork.cisco.com.

###

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding our strategy and execution, value to shareholders, the global economy, and the evolution of our industry and opportunities for businesses and consumers) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on February 19, 2013 and September 12, 2012, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three and nine months ended April 27, 2013 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP effective tax rates, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, other acquisition-related/divestiture costs, significant asset impairments and restructurings, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items, such as significant gains or losses from contingencies that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2013 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco CPAK, Cisco Unified Access, Cisco Videoscape, Videoscape Unity and Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
NET SALES:
Product	$9,559	$9,106	$28,293	$27,176
Service	2,657	2,482	7,897	7,195

Total net sales	12,216	11,588	36,190	34,371

COST OF SALES:
Product	3,782	3,563	11,387	10,776
Service	923	856	2,710	2,471

Total cost of sales	4,705	4,419	14,097	13,247

GROSS MARGIN	7,511	7,169	22,093	21,124
OPERATING EXPENSES:
Research and development	1,542	1,358	4,425	4,072
Sales and marketing	2,375	2,383	7,178	7,230
General and administrative	530	562	1,674	1,611
Amortization of purchased intangible assets	89	96	329	292
Restructuring and other charges	33	20	105	225

Total operating expenses	4,569	4,419	13,711	13,430

OPERATING INCOME	2,942	2,750	8,382	7,694
Interest income	162	161	483	483
Interest expense	(145)	(151)	(440)	(449)
Other income (loss), net	(14)	19	(69)	45

Interest and other income (loss), net	3	29	(26)	79

INCOME BEFORE PROVISION FOR INCOME TAXES	2,945	2,779	8,356	7,773
Provision for income taxes	467	614	643	1,649

NET INCOME	$2,478	$2,165	$7,713	$6,124

Net income per share:
Basic	$0.47	$0.40	$1.45	$1.14

Diluted	$0.46	$0.40	$1.44	$1.13

Shares used in per-share calculation:
Basic	5,329	5,388	5,316	5,383

Diluted	5,387	5,456	5,361	5,418

Cash dividends declared per common share	$0.17	$0.08	$0.45	$0.20

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
GAAP net income	$2,478	$2,165	$7,713	$6,124
Adjustments to cost of sales:
Share-based compensation expense	44	51	136	155
Amortization of acquisition-related intangible assets	146	99	416	276
Impact to cost of sales from purchase accounting adjustments to inventory	—	—	40	—
Significant asset impairments and restructurings	—	(5)	—	(26)

Total adjustments to GAAP cost of sales	190	145	592	405

Adjustments to operating expenses:
Share-based compensation expense	230	286	749	879
Amortization of acquisition-related intangible assets	89	96	329	292
Other acquisition-related/divestiture costs	16	14	70	29
Significant asset impairments and restructurings	(17)	20	55	225

Total adjustments to GAAP operating expenses	318	416	1,203	1,425

Total adjustments to GAAP income before provision for income taxes	508	561	1,795	1,830

Income tax effect of non-GAAP adjustments	(141)	(121)	(506)	(464)
Significant tax matters (1) (2)	(117)	—	(983)	—

Total adjustments to GAAP provision for income taxes	(258)	(121)	(1,489)	(464)

Non-GAAP net income	$2,728	$2,605	$8,019	$7,490

Diluted net income per share:
GAAP	$0.46	$0.40	$1.44	$1.13

Non-GAAP	$0.51	$0.48	$1.50	$1.38

(1)	In the third quarter of fiscal 2013, Cisco recorded a net tax benefit of $117 million related to prior fiscal years. Non-GAAP net income excluded this net tax benefit of $117 million.
(2)	For the nine months ended April 27, 2013, Cisco recorded a net tax benefit of $983 million. This nine month tax benefit is comprised of an Internal Revenue Service settlement of $794 million, the retroactive reinstatement of the U.S federal R&D tax credit of $72 million and a tax benefit of $117 million related to prior fiscal years. Non-GAAP net income excluded this net tax benefit of $983 million.

RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE TAX RATE

	Three Months Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
GAAP effective tax rate	15.9%	22.1%	7.7%	21.2%
Tax effect of non-GAAP adjustments to net income	5.1%	(0.1)%	13.3%	0.8%

Non-GAAP effective tax rate	21.0%	22.0%	21.0%	22.0%

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 27, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,122	$9,799
Investments	42,266	38,917
Accounts receivable, net of allowance for doubtful accounts of $225 at April 27, 2013 and $207 at July 28, 2012	4,942	4,369
Inventories	1,469	1,663
Financing receivables, net	3,878	3,661
Deferred tax assets	2,377	2,294
Other current assets	1,363	1,230

Total current assets	61,417	61,933
Property and equipment, net	3,330	3,402
Financing receivables, net	3,838	3,585
Goodwill	21,640	16,998
Purchased intangible assets, net	3,408	1,959
Other assets	3,451	3,882

TOTAL ASSETS	$97,084	$91,759

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,292	$31
Accounts payable	957	859
Income taxes payable	—	276
Accrued compensation	3,010	2,928
Deferred revenue	9,055	8,852
Other current liabilities	4,749	4,785

Total current liabilities	21,063	17,731
Long-term debt	12,956	16,297
Income taxes payable	1,503	1,844
Deferred revenue	3,630	4,028
Other long-term liabilities	1,134	558

Total liabilities	40,286	40,458
Total equity	56,798	51,301

TOTAL LIABILITIES AND EQUITY	$97,084	$91,759

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 27, 2013	April 28, 2012
Cash flows from operating activities:
Net income	$7,713	$6,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,760	1,816
Share-based compensation expense	880	1,032
Provision for receivables	46	45
Deferred income taxes	48	75
Excess tax benefits from share-based compensation	(48)	(57)
Net losses (gains) on investments	23	(38)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(439)	660
Inventories	238	(113)
Financing receivables	(448)	(762)
Other assets	(41)	(495)
Accounts payable	91	34
Income taxes, net	(642)	151
Accrued compensation	(48)	(451)
Deferred revenue	(169)	482
Other liabilities	(56)	(100)

Net cash provided by operating activities	8,908	8,403

Cash flows from investing activities:
Purchases of investments	(23,969)	(32,690)
Proceeds from sales of investments	7,279	19,591
Proceeds from maturities of investments	13,234	7,930
Acquisition of property and equipment	(843)	(830)
Acquisition of businesses, net of cash and cash equivalents acquired	(6,371)	(333)
Purchases of investments in privately held companies	(140)	(299)
Return of investments in privately held companies	110	212
Other	47	175

Net cash used in investing activities	(10,653)	(6,244)

Cash flows from financing activities:
Issuances of common stock	1,193	1,115
Repurchases of common stock - repurchase program	(1,554)	(2,708)
Shares repurchased for tax withholdings on vesting of restricted stock units	(249)	(160)
Short-term borrowings, maturities less than 90 days, net	(20)	(505)
Excess tax benefits from share-based compensation	48	57
Dividends paid	(2,392)	(1,076)
Other	42	(83)

Net cash used in financing activities	(2,932)	(3,360)

Net decrease in cash and cash equivalents	(4,677)	(1,201)
Cash and cash equivalents, beginning of period	9,799	7,662

Cash and cash equivalents, end of period	$5,122	$6,461

Cash paid for:
Interest	$562	$561
Income taxes, net	$1,236	$1,424

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	April 27, 2013	July 28, 2012
Cash and Cash Equivalents and Investments:
Cash and cash equivalents	$5,122	$9,799
Fixed income securities	40,192	37,297
Publicly traded equity securities	2,074	1,620

Total	$47,388	$48,716

Inventories:
Raw materials	$81	$127
Work in process	38	35
Finished goods:
Distributor inventory and deferred cost of sales	679	630
Manufactured finished goods	378	597

Total finished goods	1,057	1,227
Service-related spares	253	213
Demonstration systems	40	61

Total	$1,469	$1,663

Property and equipment, net:
Land, buildings, and building and leasehold improvements	$4,437	$4,363
Computer equipment and related software	1,392	1,469
Production, engineering, and other equipment	5,655	5,364
Operating lease assets	299	300
Furniture and fixtures	497	487

	12,280	11,983
Less accumulated depreciation and amortization	(8,950)	(8,581)

Total	$3,330	$3,402

Other assets:
Deferred tax assets	$1,787	$2,270
Investments in privately held companies	835	858
Other	829	754

Total	$3,451	$3,882

Deferred revenue:
Service	$8,705	$9,173
Product:
Unrecognized revenue on product shipments and other deferred revenue	3,257	2,975
Cash receipts related to unrecognized revenue from two-tier distributors	723	732

Total product deferred revenue	3,980	3,707

Total	$12,685	$12,880

Reported as:
Current	$9,055	$8,852
Noncurrent	3,630	4,028

Total	$12,685	$12,880

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
Cost of sales - product	$10	$12	$31	$39
Cost of sales - service	34	39	105	116

Share-based compensation expense in cost of sales	44	51	136	155

Research and development	72	97	228	297
Sales and marketing	118	138	383	429
General and administrative	38	51	136	153
Restructuring and other charges	—	—	(3)	(2)

Share-based compensation expense in operating expenses	228	286	744	877

Total share-based compensation expense	$272	$337	$880	$1,032

Income tax benefit for share-based compensation	$(73)	$(88)	$(232)	$(271)

ACCOUNTS RECEIVABLE AND DSO

(In millions, except DSO)

	April 27, 2013	January 26, 2013	April 28, 2012
Accounts receivable, net	$4,942	$4,462	$3,980
Days sales outstanding in accounts receivable (DSO)	37	34	31

INVENTORY TURNS AND RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	April 27, 2013	January 26, 2013	April 28, 2012
Annualized inventory turns - GAAP	12.4	11.6	11.5
Cost of sales adjustments	(0.5)	(0.5)	(0.4)

Annualized inventory turns - non-GAAP	11.9	11.1	11.1

GAAP cost of sales	$4,705	$4,755	$4,419
Cost of sales adjustments:
Share-based compensation expense	(44)	(47)	(51)
Amortization of acquisition-related intangible assets	(146)	(136)	(99)
Impact to cost of sales from purchase accounting adjustments to inventory	—	(16)	—
Significant asset impairments and restructurings	—	—	5

Non-GAAP cost of sales	$4,515	$4,556	$4,274

REPURCHASE OF COMMON STOCK AND DIVIDENDS PAID

(In millions, except dividends paid per common share)

	Three Months Ended
	April 27, 2013	January 26, 2013	October 27, 2012	July 28, 2012	April 28, 2012
Repurchase of common stock under the stock repurchase program	$860	$500	$253	$1,800	$550
Dividends paid	905	743	744	425	432

Total	$1,765	$1,243	$997	$2,225	$982

Dividends paid per common share	$0.17	$0.14	$0.14	$0.08	$0.08